Exhibit 10.1

ICG 2013 Performance Plan

The Board of Directors of ICG Group, Inc. (together with its wholly-owned subsidiaries, “ICG”) hereby establishes this 2013 Performance Plan (this “Plan”). The purposes of this Plan are to (1) advance the interests of ICG’s stockholders by providing certain officers and other employees with bonus payments and/or vesting of performance shares upon the achievement of specified corporate and individual goals and (2) help ICG attract and retain key employees.

The Compensation Committee of ICG’s Board of Directors (the “Committee”) will administer and interpret this Plan. All decisions and determinations of the Committee with respect to this Plan will be final and binding on all parties.

ICG’s 2013 goals include quantitative and qualitative goals. The relative weighting of each element of the ICG-specific goals is described below.

Eighty percent (80%) of the Plan is tied to the accomplishment of quantitative goals. The achievement of a specified consolidated GAAP revenue goal for ICG’s existing consolidated companies (GovDelivery, MSDSonline, Procurian and SeaPass) accounts for forty percent (40%) of the Plan, and the achievement of a specified adjusted non-GAAP net income goal on a consolidated basis accounts for forty percent (40%) of the Plan.

Twenty percent (20%) of the Plan is tied to execution against the following qualitative goals: (1) execution of strategic initiatives, (2) improvement in communicating the value of ICG’s underlying assets, (3) enhancement of the ICG brand, (4) development of ICG’s acquisition pipeline, (5) performance and competency of the executives of ICG’s companies and (6) reaction to unforeseen market/business conditions.

Following the end of the 2013 fiscal year, the Committee will evaluate ICG’s 2013 performance and determine the extent (expressed as a percentage) to which the corporate and individual goals, as applicable, were achieved (such percentage, the “Achievement Percentage”). The Committee will then award bonuses and/or provide for the vesting of performance shares in accordance with each individual’s Achievement Percentage under the terms of this Plan.